Exhibit 5.1

Squire Patton Boggs (US) LLP
2000 Huntington Center
41 South High Street
Columbus, Ohio 43215

O +1 614 365 2700
F +1 614 365 2499
squirepattonboggs.com

July 30, 2014

Advanced Drainage Systems, Inc.

4640 Trueman Boulevard

Hilliard, Ohio 43026

Re:	Registration Statement on Form S-8

Ladies and Gentlemen,

We have acted as counsel to Advanced Drainage Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-8 (the “Registration Statement”), relating to the registration of an aggregate of 26,070,039 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), comprised of: (i) up to 2,031,987 shares of Common Stock reserved for issuance pursuant to stock option awards under the Advanced Drainage Systems, Inc. Amended 2000 Incentive Stock Option Plan; (ii) up to 333,397 shares of Common Stock reserved for issuance pursuant to the Advanced Drainage Systems, Inc. 2008 Restricted Stock Plan; (iii) up to 3,323,142 shares of Common Stock reserved for issuance pursuant to stock option awards under the Advanced Drainage Systems, Inc. 2013 Stock Option Plan; (iv) up to 282,420 shares of Common Stock reserved for issuance pursuant to the Advanced Drainage Systems, Inc. Non-Employee Director Compensation Plan; and (v) up to 20,099,093 shares of Common Stock reserved for issuance upon conversion of convertible preferred stock held by the Advanced Drainage Systems, Inc. Employee Stock Ownership Plan (together, the “Plans”).

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Plans and other such documents, resolutions, certificates and instruments of the Company and corporate records furnished to us by the Company, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition to the foregoing, we have made such investigations of law and fact as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us, (ii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to us, (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals, (iv) that all agreements, instruments,

Advanced Drainage Systems, Inc.	Squire Patton Boggs (US) LLP

corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete, (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto (other than the Company), (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion set forth below are true and correct, and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to the opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Company Shares have been duly authorized by the Company and, when issued or sold in accordance with the Registration Statement and in accordance with the Plans and the applicable award agreements thereunder, will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect as of the date of this letter, the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP